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                                                                    EXHIBIT 23.7

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Chancellor Media Corporation of our reports dated February 13, 1997, except for Note 15 as to which the date is February 19, 1997, on our audits of the consolidated financial statements and financial statement schedule of Chancellor Radio Broadcasting Company and Subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, which reports appear in the Form 10-K dated March 28, 1997 filed by Chancellor Radio Broadcasting Company. We also consent to the reference to our firm under the caption "Experts".

                                            Coopers & Lybrand L.L.P.

Dallas, Texas
January 16, 1998